Exhibit (d)(2)

AMENDED AND RESTATED

SUB-ADVISORY AGREEMENT

AMENDED AND RESTATED AGREEMENT made this 3rd day of January 2018, between Deutsche Investment Management Americas Inc. (the “Adviser”) and Deutsche Alternative Asset Management (Global) Limited (the “Sub-Adviser”).

WHEREAS, Deutsche Fixed Income Opportunities Fund (the “Fund”), is a series of Deutsche Income Trust, a Massachusetts business trust (the “Trust”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has entered into an Amended and Restated Investment Management Agreement dated June 1, 2006, and revised as of May 22, 2017 and July 1, 2017, respectively, with the Trust and made effective with respect to the Fund on February 1, 2011 (such agreement and any successor agreement thereto, the “Advisory Agreement”), pursuant to which the Adviser acts as investment manager to the Fund and provides certain investment advisory and other services with respect to the Fund;

WHEREAS, the Adviser, with the approval of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services ; and

WHEREAS, as a result of "MiFID II" (as defined in Section 1B.(a)(3)), the Sub-Adviser is required to make specified notifications to clients such as the Adviser which are included in Section 1B of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. Subject to supervision and oversight by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it by the Adviser hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:
(a)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s constituent documents and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time; provided however, that the Sub-Adviser shall be under no obligation to comply with any amendment and/or supplement to the Prospectus until such time as the Sub-Adviser has been notified of and has agreed to any and all such amendment and/or supplement and to the extent that such amendment and/or supplement relates to the services provided by the Sub-Adviser under this Agreement. The Adviser shall inform the Sub-Adviser of any changes to the 1940 Act or other applicable federal and state laws having effect on the services provided by the Sub-Adviser under this Agreement.

(b)	The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund and will place orders with or through only those brokers or dealers that appear on a list of brokers and dealers approved by the Adviser and made available to the Sub-Adviser from time to time. The Sub-Adviser will carry out the policy with respect to brokerage set forth in the Fund’s registration statement, as notified to the Sub-Adviser, and the Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts in relation to the Sub-Adviser’s best execution policy, to obtain on behalf of the Fund best execution. The Sub-Adviser is authorized to enter into and execute such agreements as may be necessary in order to carry out its duties under this Agreement. In evaluating best execution for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating best execution, and in selecting the broker-dealer to execute a particular transaction, subject to any instructions and directions of the Adviser or the Board of Trustees, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). Provided the Sub-Adviser is acting in accordance with any such instructions and directions of the Adviser or the Board of Trustees, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund. In no instance, however, will the Fund’s Assets be purchased from or sold to the Adviser, the Sub-Adviser, any other sub-adviser of the Fund or other registered investment companies (or series or portions thereof) that may be deemed to be under common control, the Fund’s principal underwriter, or any affiliated person of either the Fund, the Adviser, the Sub-Adviser or any other sub-adviser of the Fund or other registered investment companies (or series or portions thereof) that may be deemed to be under common control, or the Fund’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act and approved by (or pursuant to procedures of) the Adviser and the Board of Trustees. The Adviser or its affiliates may, from time to time, engage other sub-advisers to advise the Fund (or portions thereof), other series of the Trust (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a “Sub-Advised Fund”). Except as set forth in Section 1(h) herein and to the extent permitted by the certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates, the Sub-Adviser agrees that it will not consult with any other sub-adviser engaged by the Adviser or its affiliates with respect to transactions in securities or other assets concerning the Fund or another Sub-Advised Fund.

Specific instructions given by the Adviser in relation to the execution of orders (including in respect of the selection of a broker or counterparty) may prevent the Sub-Adviser from following its best execution policy in relation to such orders in respect of the elements of execution covered by the instructions.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Sub-Adviser may, but shall be under no obligation to, buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, the Sub-Adviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous to both of the accounts involved.

Notwithstanding the foregoing, the Sub-Adviser agrees that the Adviser shall have the right by written notice to identify securities that may not be purchased on behalf of the Fund.

(c)	The Sub-Adviser shall keep the Adviser informed of developments materially affecting the Fund. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such information as provided for in Appendix A to this Agreement.

The Sub-Adviser shall keep and maintain the books and records relating to the Assets required to be kept and maintained by the Sub-Adviser under this Agreement. The Adviser shall inform the Sub-Adviser in a timely manner about such information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser or the Fund under law applicable to the Adviser or the Fund. The Sub-Adviser shall also furnish to the Adviser, upon written request by the Adviser, any other reasonable information relating to the Assets that is required to be filed by the Adviser or the Fund with the SEC or sent to shareholders under the 1933 Act or 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC. The Sub-Adviser agrees that it will provide copies of such records it maintains pursuant to this Agreement upon the Fund’s request; provided, however, that the Sub-Adviser may also retain a copy of such records. The Sub-Adviser agrees to permit the Adviser, the Trust’s officers and the Fund’s independent registered public accounting firm to inspect and audit such records pertaining to the Fund at reasonable times during regular business hours upon due written notice. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser and to the Adviser upon the termination of this Agreement at the Fund’s request provided, however, that the Sub-Adviser may also retain a copy of such records. The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions.

(d)	The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Trustees on reasonable advance notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. In addition, the Sub-Adviser shall, as reasonably requested by the Adviser, for itself and on behalf of the Fund, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose. From time to time as the Adviser for itself and on behalf of the Fund may reasonably request, the Sub-Adviser will furnish to the Adviser, reports on portfolio transactions and reports on issuers of securities held by the Fund, all in such detail as the Fund or the Adviser may reasonably request. In addition, the Sub-Adviser shall provide advice and assistance to the Adviser as to the determination of the value of securities held or to be acquired by the Fund for valuation purposes in accordance with the process described in the Fund’s Prospectus and valuation procedures. The Sub-Adviser, upon reasonable advance notice, will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Trustees and provide such information as the Board of Trustees and the Adviser reasonably believe appropriate for purposes of the Board’s consideration of this Agreement and any continuations thereof, including information about the profitability to the Sub-Adviser of providing advisory services hereunder.
(e)	The Sub-Adviser shall provide the Fund’s custodian and the Fund’s Accountant with each business day’s information relating to all matched transactions concerning the Fund’s Assets, including the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required. The Sub-Adviser shall additionally provide the Fund’s Accountant with a trade log with the above information of all matched and unmatched transactions. The Sub-Adviser shall also provide the Adviser with such information upon written request of the Adviser. The Adviser is required to notify and inform the compliance department of the Sub-Adviser in advance of any reports and documents which are necessary to comply with the legal requirements of the Fund. The Sub-Adviser shall provide such sub-certifications as officers of the Adviser or the Trust may reasonably request in connection with the filings of Form N-CSR or Form N-Q (or any similar form) by the Fund.

The parties to this Agreement agree that the Fund has made arrangements for the safekeeping of any of the Fund’s assets (and the Fund’s documents of title) with such custodian as chosen by the Adviser from time to time with notice to the Sub-Adviser of the same. The Sub-Adviser shall not hold any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser.

(f)	In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, except as expressly provided for herein or otherwise expressly provided or authorized in writing by the Adviser, shall have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed to be an agent of the Fund, the Trust or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Sub-Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Sub-Adviser may render investment advice, management and other services to other investment companies and clients. The Sub-Adviser may provide advice and take certain actions with respect to clients other than the Fund or for the Sub-Adviser’s own accounts that may differ from the advice or the timing or nature of actions taken with respect to the Fund. Furthermore, the Sub-Adviser shall have no obligation to recommend the purchase or sale of any asset on behalf of the Fund that the Sub-Adviser or an affiliate may purchase or sell for its own account or for the account of any clients of the Sub-Adviser.
(g)	Subject to the following, the Sub-Adviser shall take corporate action elections with respect to securities held by the Fund.

For the avoidance of doubt, the Sub-Adviser shall not be responsible for exercising any voting rights relating to any of the Assets of the Fund. The Sub-Adviser shall not provide any advice or act on behalf of the Fund or the Adviser in any class action proceedings involving assets held by the Fund or Assets of issuers of securities held by the Fund.

(h)	To the extent that the Adviser has retained any portfolio management and trade execution duties set forth herein on behalf of the Fund, the Sub-Adviser agrees to coordinate and cooperate with the Adviser in the performance of its duties in accordance with such policies and procedures as the parties may agree from time to time. To the extent that any duties of the Sub-Adviser set forth in section 1 are performed by the Adviser, the Sub-Adviser will be deemed to have satisfied such duties hereunder. In the event of a potential conflict or disagreement, the parties agree to work together to remedy such situation.

1A.	Miscellaneous.
(a)	The Sub-Adviser is a limited company incorporated in England and Wales with company number 05603289 and with its registered office at Winchester House, 1 Great Winchester Street, London EC2N 2DB. The Sub-Adviser is authorised and regulated by the United Kingdom Financial Conduct Authority (whose address is 25, The North Colonnade, Canary Wharf, London E14 5HS) (hereinafter “FCA”) (with reference number 458997) for asset management purposes and is subject to the supervision of the FCA.
(b)	The Sub-Adviser has classified the Adviser and the Fund as Professional Clients for the purposes of the rules and guidance of the FCA (the “FCA Rules”). Under the FCA Rules, the Sub-Adviser is entitled to assume that a Professional Client has the necessary level of experience and knowledge in order to properly assess or manage the risks involved. The Adviser or the Fund (or the Adviser on behalf of the Fund) may request a categorization with a higher level of protection when either the Fund or the Adviser deems that the Fund or the Adviser is unable to properly assess or manage the risks involved. Any change of categorization must be agreed in writing by the Sub-Adviser. It is not currently the policy of the Sub-Adviser to provide services to Retail Clients. At this time, through the investment advice provided by the Adviser, neither the Fund nor the Adviser (on its own behalf and or on behalf of the Fund) has requested a change in categorization. The Fund and the Adviser (on behalf of the Fund) are responsible for informing the Sub-Adviser about any changes to the Fund’s circumstances which might affect the Sub-Adviser’s categorization of the Adviser or the Fund.
(c)	Based on the information provided by the Adviser (on its own behalf and on behalf of the Fund), the Sub-Adviser shall take reasonable steps to ensure that in making decisions in respect of the assets of the Fund, a decision to execute a transaction is suitable for the Fund. The Fund and the Adviser (on its own behalf and on behalf of the Fund) shall be responsible for ensuring that information provided to the Sub-Adviser is kept up to date so as to enable the Sub-Adviser to assess whether transactions are suitable for Fund.
(d)	All forms of investment which may be undertaken by the Sub-Adviser involve risk. Investments may become impaired and the value of assets in the Fund and the income generated by them is not guaranteed and may fall as well as rise. The Sub-Adviser does not guarantee that any assets acquired for the Fund will not decline in value or that they will not be affected by adverse tax consequences.
(e)	A statement describing the Adviser’s and the Fund’s rights to compensation under the Financial Services Compensation Scheme in the event of the Sub-Adviser’s inability to meet any of its liabilities is available on request. Generally, a Professional Client will not be eligible for compensation.
(f)	The Sub-Adviser maintains procedures in accordance with the FCA Rules for the effective consideration and handling of customer complaints. Further details are available on request and will otherwise be provided in accordance with the FCA

Rules. Complaints will be considered promptly in accordance with the Sub-Adviser’s complaints handling policy and procedures. In the event that the Sub-Adviser is unable to resolve the complaint, the Fund or the Adviser may have a right to complain to the Financial Ombudsman Service, subject to eligibility.

(g)	The Adviser (on its own behalf and on behalf of the Fund) represents, warrants and undertakes to the Sub-Adviser on a continuing basis that it will ensure that it will provide the Sub-Adviser with all information and data relating to the Adviser and the Fund that the Sub-Adviser needs in order to perform the services under this Agreement.
(h)	In the interests of proper management and administration of the Fund, the Sub-Adviser, its representatives or employees, may wish to call upon the Adviser by telephone, or otherwise communicate with the Adviser without express invitation. The Adviser consents to such communications.

1B.	MiFID II Notifications.
(a)	Definitions for Section 1B
(1)	“applicable law” means any applicable law, rule or regulation.
(2)	“LEI Code” means a validated and issued legal entity identifier code the length and construction of which are compliant with the ISO 17442 standard and which is included in the Global LEI database maintained by the Central Operating Unit appointed by The Legal Entity Identifier Regulatory Oversight Committee.
(3)	“MiFID II” means Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014, Regulation 600/2014 of the European Parliament and of the Council of 15 May 2014 and associated delegated legislation.

(4)        “Trading Venue” has the meaning given in MiFID II.

(b)	Periodic Statements
(1)	Independently of the other reporting requirements already agreed with the Adviser, the Sub-Adviser will also provide periodic statements to the Adviser in respect of portfolio management activities carried out on behalf of the Fund on a quarterly basis. Such periodic statements will include a statement of the financial instruments or funds at the end of the calendar quarter.
(2)	If, during a reporting period specified in paragraph (b)(1), the value of the Fund’s portfolio evaluated at the beginning of that reporting period depreciates by 10% and thereafter at multiples of 10%, the Sub-Adviser shall report any such depreciation to the Adviser no later than the end of the business day in which the relevant threshold is exceeded or, where the threshold is exceeded on a non-business day, the close of the next business day.

(c)	Order Execution
(1)	The Adviser acknowledges that it has received a copy of the Sub-Adviser’s order execution policy and that orders may be executed outside of a Trading Venue. A copy of the order execution policy is available on the website https://deutscheam.com/Legal-Resources/ and shall supersede any previous version of the order execution policy.
(2)	The Adviser agrees and expressly instructs that, unless otherwise notified in writing to the Sub-Adviser, the Sub-Adviser shall not immediately make public any limit order (as defined in MiFID II) in respect of shares admitted to trading on a regulated market or traded on a Trading Venue which is not immediately executed under prevailing market conditions.
(d)	Communications
(1)	Unless the Adviser informs the Sub-Adviser otherwise, the Adviser agrees that it has specifically chosen and consented to the provision of information by electronic means, including by way of publication on a website where appropriate.
(e)	Conflicts of Interest
(1)	Where organisational requirements are not sufficient to ensure that risks of damage to the interest of the Fund or the Adviser will be prevented, the Sub-Adviser will, in addition to the existing obligation to disclose the general nature, kind and source of conflict of interest prior to conducting business, clearly disclose to the Fund and the Adviser the steps taken to mitigate those risks of damage to the interest of the Fund or the Adviser, in order for the Fund and the Adviser to be able to make decisions with regards to investment services and investment related services on an informed basis in which the conflict of interest occurs. The information will be provided in an electronic durable medium.
(f)	Recording of Telephone Conversations
(1)	The Adviser is hereby informed that all telephone conversations and electronic communications with the Global Client Group, the portfolio management and the trading desk of the Sub-Adviser are recorded in order to meet legal requirements. The Sub-Adviser is required to record telephone calls and electronic communications with its clients relating to the provision of investment services that relate to the reception, transmission and execution of client orders. The Sub-Adviser is also under a record-keeping obligation even if those conversations or communications do not result in the conclusion of such transactions or in the provision of client order services. The purpose of recording is to ensure that the conditions of an order issued by the Adviser and its conformity with the transaction executed by the Sub-Adviser can be demonstrated. The obligation to keep records is designed to strengthen investor protection, improve market surveillance and create legal certainty in the interests of the Adviser and the Sub-Adviser. The records shall be kept for five years or, if required by order of the competent supervisory authority, for seven years. The Adviser may request a copy of the records within the applicable period of time. The Adviser undertakes to inform its employees (or advisors) involved in the work process of the records. The Adviser shall further inform the aforementioned employees (or advisors) that they may not disclose the telephone numbers of the sales (Global Client Group) employees, nor those of the Sub-Adviser’s portfolio management and trading desk, to unauthorised third parties.

(g)	Transaction Reporting
(1)	The Adviser represents and warrants that it has and will maintain for the duration of this Agreement the LEI Codes (for itself and the Fund) required in connection with the transactions and activities contemplated by this Agreement.
(2)	The Sub-Adviser may collect, use, process and disclose to third parties’ personal data about the Adviser or individuals associated with the Adviser (which may include sensitive personal data) so that the Sub-Adviser can carry out its obligations under the Agreement and for other related purposes, including monitoring and analysis of its business, crime prevention, legal and regulatory compliance, and the transfer of any of the Sub-Adviser’s rights or obligations under the Agreement.
(3)	The Adviser acknowledges that the Sub-Adviser is required by applicable law to provide to relevant regulatory agencies, authorities or Exchanges or providers of reporting or publication services (including trade repositories, approved reporting mechanisms, approved publication arrangements and consolidated tape providers) information about transactions executed with or for the Adviser, including relevant information about the Adviser. The Adviser consents to the Sub-Adviser providing such information solely in accordance with applicable law.
(4)	The Adviser undertakes to provide the Sub-Adviser with any information that the Sub-Adviser may require, within such time periods as may be required, in order to allow the Sub-Adviser to comply with its reporting obligations under applicable law. The Adviser represents and warrants that all information provided by it to the Sub-Adviser and held by the Sub-Adviser is and will be complete, up-to-date and accurate to the best of its knowledge.
2.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Operating Documents set forth in Appendix B, the instruction and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.	Delivery of Documents.
(a)	The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:
(i)	The Trust’s Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time (herein called the “Declaration”);
(ii)	By-Laws of the Trust; and
(iii)	the most current Prospectus of the Fund.
(b)	The Sub-Adviser has furnished the Adviser with copies properly certified or authenticated of each of the following documents:
(i)	The Sub-Adviser’s most recent audited financial statements;
(ii)	An organizational chart showing public companies and registered broker-dealers affiliated with the Sub-Adviser;
(iii)	The Sub-Adviser’s Form ADV; and
(iv)	The Sub-Adviser’s Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

4.       Certain Representations and Warranties of the Sub-Adviser.

(a)	The Sub-Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act and that the Sub-Adviser will maintain all registrations and licenses necessary to conduct and maintain the Sub-Adviser’s business. The Sub-Adviser covenants to maintain such registration, license and approval in effect during the term of this Agreement, provided however, that the Sub-Adviser shall not be required to provide any service or engage in any activity herewith which the Sub-Adviser determines in its sole discretion could require the Sub-Adviser to obtain any approval or license other than the license referred to above or which would otherwise cause the Sub-Adviser to violate any applicable law, regulation or government policy.
(b)	The Sub-Adviser represents that it has read and understands the Prospectus and warrants that in investing the Assets it will use all reasonable efforts to adhere to the Fund’s investment objective, policies and restrictions contained therein (the “Investment Restrictions”).
(c)	The Sub-Adviser represents that it will provide the Fund with any amendments to its Code of Ethics and any certifications required by Rule 17j-1 under the 1940 Act. The Sub-Adviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.
(d)	The Sub-Adviser represents and warrants that it will maintain written policies and procedures that are reasonably designed to prevent violation of Federal Securities

Laws as defined in Rule 38a-1 under the 1940 Act and that are otherwise in compliance with Rule 206(4)-7 under the Advisers Act. The Sub-Adviser agrees to provide the Fund and the Adviser, from time to time, with copies of such policies and procedures, summaries thereof and certifications with respect thereto. The Sub-Adviser agrees to cooperate with the Trust’s Chief Compliance Officer in providing information to fulfill the requirements of Rule 38a-1 under the 1940 Act as interpreted by the SEC or the Board of Trustees.

5.       Compliance.

(a)	The Sub-Adviser agrees that it shall promptly notify the Adviser and the Fund: (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) of the occurrence of any event that could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (iii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that would in the reasonable opinion of the Sub-Adviser materially and adversely affect its ability to perform services under this Agreement; or (iv) upon having a reasonable basis for believing that, as a result of the Sub-Adviser’s investing the Assets, the Fund’s investment portfolio has ceased to adhere to the Fund’s investment objective, policies or restrictions as stated in the Prospectus or is otherwise in violation of applicable law; provided, however, that the Sub-Adviser shall be bound by the terms of this Section 5(a) upon actually becoming aware of the occurrence of any of the events contemplated in this Section 5(a) and only in the event that such action by the Sub-Adviser is not prohibited by applicable law or regulation, court or regulatory or other official body with competent jurisdiction.
(b)	The Sub-Adviser shall, unless prohibited by any applicable law or regulation, court or regulatory body or other official body with competent jurisdiction, forward as soon as reasonably practicable, upon receipt of a notice in writing, to the Adviser copies of any material correspondence from the SEC or other regulatory authority with competent jurisdiction that relates to the Fund or the Adviser generally, including SEC inspection reports, if any.
(c)	The Fund and the Adviser shall be given access to such records or other documents of the Sub-Adviser at reasonable times solely as is necessary for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund, provided however, that the Sub-Adviser shall have no obligation to furnish the Fund or the Adviser with records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to cooperate with the Fund and the Adviser and their representatives in connection with written requests for such records or other documents.

6.	Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept, a sub-advisory fee at the rate set forth in Appendix C, which is attached hereto and made part of this Agreement, based on the Fund’s average daily net assets, less any fees waived and/or reimbursed by the Adviser or its affiliates. The fee will be computed daily and will be paid to the Sub-Adviser monthly.
7.	Expenses. The Sub-Adviser shall bear all of its separate expenses (such as its general overhead expenses including the rent of offices, compensation and benefits of the administrative staff of the Sub-Adviser, maintenance of its books and records and its fixed expenses, telephones and general purpose office equipment) (excluding brokerage costs, custodian fees, fees of independent registered public accounting firms or other expenses of the Fund to be borne by the Fund) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation and shall not be borne by the Sub-Adviser. Such expenses include, but are not limited to, investment management fees; fees for necessary professional and brokerage services to the Fund; costs relating to local administration of securities; fees for any pricing service; the costs of the Fund’s regulatory compliance (other than costs primarily relating to the Adviser’s or Sub-Adviser’s regulatory compliance); and pro rata costs associated with maintaining the Trust’s legal existence and shareholder relations. All other Fund operating expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser are borne by the Fund or the Trust.
8.	Standard of Care and Liability of Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except that nothing herein contained will be construed to protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders by reason of: (a) the Sub-Adviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Prospectus or any written guidelines, policies or instruction provided in writing by the Trust’s Board of Trustees or the Adviser or (b) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Sub-Adviser will not have any liability for a loss caused by the Adviser or any other party.

Nothing in this Agreement shall exclude any liability of the Sub-Adviser arising under the 1940 Act, the Advisers Act and all other applicable federal and state laws and regulations or arising under the United Kingdom Financial Services and Markets Act 2000, any rules and regulations made under it, or the FCA Rules.

9.	Insurance. The Sub-Adviser shall maintain for the duration hereof, with an insurer acceptable to the Adviser, a blanket bond and professional liability or errors and omissions insurance in an amount or amounts deemed by the Sub-Adviser in its sole discretion to be sufficient to meet its obligations to its clients, including the Fund.

10.       Duration and Termination.

(a)	This Agreement shall remain in effect until September 30, 2018, and shall continue in effect thereafter, but only so long as such continuance is specifically approved with respect to the Fund at least annually by the affirmative vote of: (i) a majority of the members of the Fund’s Board who are not interested persons, the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the Fund’s Board or the holders of a majority of the outstanding voting securities of the respective Fund.
(b)	This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. In addition, the Adviser and the Sub-Adviser have the right to terminate this Agreement upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.
(c)	If a party breaches this Agreement in any material respect which is not cured within sixty (60) days of the other party giving it written notice of such breach, the other party may effect termination of this Agreement on written notice to the defaulting party.
(d)	This Agreement may be terminated at any time, without the payment by the Fund of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser. The Fund may effect termination of this Agreement by action of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser and the Sub-Adviser. The Adviser may effect termination of this Agreement on sixty (60) days’ written notice to the Sub-Adviser.
(e)	The Sub-Adviser may at any time, without payment of any penalty, terminate this Agreement upon ninety (90) days’ written notice to the Adviser. The Sub-Adviser may without payment of any penalty terminate this Agreement upon prior written notice, if the Sub-Adviser determines in its sole discretion that the services provided by the Sub-Adviser under this Agreement would cause the Sub-Adviser to register with or obtain any regulatory or official approvals or licenses other than licenses as provided for in Section 4(a) sentence 1 of this Agreement, which in the opinion of the Sub-Adviser may be unreasonably detrimental to the Sub-Adviser.
(f)	Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to such termination.

11.       Confidentiality.

(a)	Each party agrees that it shall hold in strict confidence all data and information obtained from another party hereto or the Fund (unless such information is or becomes readily ascertainable from public or published information or trade sources other than through a breach of this Confidentiality Clause) other than to its affiliates and any other party performing functions for the Fund and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by a court with competent jurisdiction, the SEC, other regulatory or official body with applicable jurisdiction, or the Fund’s independent registered public accounting firm, or in the opinion of its counsel, applicable law, and then only with as much prior written notice to the other party as is practicable under the circumstances.

(b)	The Adviser, on behalf of the Fund, has legitimate business reasons to disclose to the Sub-Adviser certain non-public portfolio holdings information of the Fund (“Holdings Information”) from time to time. The Sub-Adviser agrees that it:
(i)	Will use the Holdings Information exclusively for purposes of providing services pursuant to this Agreement that may benefit the Fund;
(ii)	Will not engage in any fraudulent, competitive or improper behavior based on the Holdings Information that may disadvantage the Fund, including disclosing, trading or making investment recommendations based on the Holdings Information to or for any party other than the Fund as provided in this Agreement;
(iii)	Will treat the Holdings Information as confidential and will not disclose such information to any party other than as required to perform the services under this Agreement. This clause shall not apply to the extent that: (1) the Holdings Information is publicly known, (2) the Holdings Information is or becomes legally known to the Sub-Adviser other than through disclosure by the Fund, the Adviser, an affiliated person of the Fund or the Adviser or by another party bound by an obligation of confidentiality to the Fund, or (3) the disclosure is required by law or requested by any regulatory authority or required by statute, rule, regulation, subpoena, regulatory examination request or court order, provided, however, that the Sub-Adviser will not make any such disclosure without first notifying the Adviser and the Fund and allowing the Adviser or the Fund a reasonable opportunity to seek injunctive relief (or a protective order) with respect to the obligation to make such disclosure; and
(iv)	Will notify the Adviser if the Sub-Adviser has any knowledge of the Holdings Information having been misused, including in violation of this Agreement.
12.	Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
14.	Notice. Unless otherwise agreed to herein, any notice, advice, report or other document to be given pursuant to this Agreement shall be in writing and mailed or delivered to the address(es) listed below or to such other address(es) or to such other individual(s) as shall be specified by the respective party from time to time; provided, that all such deliveries by mail or otherwise shall be conclusive upon receipt.

To the Adviser:

Brian Costello

Chief Operating Officer Deutsche Investment Management Americas Inc.

345 Park Avenue

New York, NY 10154-0004

Telephone: (212) 250-9508

E-mail: bian.costello@db.com

and with a copy (which shall not constitute notice) to:

John Millette

Deutsche Investment Management Americas Inc.

One International Place

Boston, MA 02110

E-mail: john.millette@db.com

To the Sub-Adviser:

Stephen Shaw

Deutsche Alternative Asset Management (Global) Limited

Winchester House,

1 Great Winchester Street,

London, UK EC2N 2DB

E-mail: stephen.shaw@db.com

15.	Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “control,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision shall be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

16.	Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded, except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the SEC.
17.	Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

A copy of the Trust’s Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

DEUTSCHE INVESTMENT	DEUTSCHE ALTERNATIVE ASSET
MANAGEMENT AMERICAS INC.	MANAGEMENT (GLOBAL) LIMITED
By: /s/Caroline Pearson	By: /s/Roger Douglas
Name: Caroline Pearson	Name: Roger Douglas
Title: Managing Director	Title: Managing Director

DEUTSCHE INVESTMENT	DEUTSCHE ALTERNATIVE ASSET
MANAGEMENT AMERICAS INC.	MANAGEMENT (GLOBAL) LIMITED
By: /s/John Millette	By: /s/David Morrow
Name: John Millette	Name: David Morrow
Title: Chief Legal Officer	Title: Managing Director

APPENDIX A

to the

Sub-Advisory Agreement

between

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

and

DEUTSCHE ALTERNATIVE ASSET MANAGEMENT (GLOBAL) LIMITED

Pursuant to Section 1(c) of the Agreement the Sub-Adviser shall furnish to the Adviser such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request as follows:

1.	Quarterly Compliance Certifications and Reports
2.	Code of Ethics Reports
3.	Code of Ethics Certifications
4.	Soft Dollar Commission Reports
5.	Rule 17e-1 Certifications (Broker/Adviser), as applicable
6.	Compliance Program Assessments and Certifications under Rule 38a-1/206(4)-7
7.	Compliance Due Diligence Questionnaires
8.	Policies, Procedures and Summaries

APPENDIX B

to the

Sub-Advisory Agreement

between

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

and

DEUTSCHE ALTERNATIVE ASSET MANAGEMENT (GLOBAL) LIMITED

Operating Documents

1.	Prospectus
2.	Statement of Additional Information
3.	Declaration of Trust
4.	By-laws and any pertinent amendments thereto

APPENDIX C

to the

Sub-Advisory Agreement

between

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

and

DEUTSCHE ALTERNATIVE ASSET MANAGEMENT (GLOBAL) LIMITED

Fee Rate